UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 19, 2019

Hickok Incorporated

(Exact Name of Registrant as Specified in Charter)

Ohio	0-147	34-0288470
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10514 Dupont Avenue Cleveland, Ohio	44108
(Address of Principal Executive Offices)	(Zip Code)

(216) 541-8060

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01. Entry Into Material Definitive Agreement.

On April 19, 2019, Hickok Incorporated, an Ohio corporation (the “Company”), completed the acquisition (the “Transaction”) of substantially all of the assets of Data Genomix, Inc., an Ohio corporation (“DG”), pursuant to the terms of an Asset Purchase Agreement (the “Asset Purchase Agreement”) entered into by and between Hickok Operating LLC, an Ohio limited liability company and wholly-owned subsidiary of the Company (“Hickok Operating”), and DG on the date thereof. DG was in the business of developing and commercializing marketing and data analytic technology applications, which applications include, but are not limited to, anglrjobs, topplr, anglrlegal and anglrads.

The aggregate consideration payable in connection with the consummation of the Transaction was comprised of (i) a $50,000 cash deposit paid prior to the closing; (ii) $1.00, payable in cash upon the closing; and (iii) the assumption by Hickok Operating of certain trade payables of DG and certain of DG’s contracts and obligations arising therefrom after the closing. In consideration of a Consent, Waiver and Release Agreement executed and delivered by the DG shareholders, Hickok Operating issued Profits Interest Units to the holders of shares of Common Stock of DG.

The Asset Purchase Agreement contains customary indemnification obligations of the parties with respect to breaches of their respective representations, warranties and covenants, which are subject to certain exceptions, terms and limitations described further in the Asset Purchase Agreement. The Asset Purchase Agreement contains certain customary post-closing covenants of the parties, including cooperation on tax matters. In addition, under the Asset Purchase Agreement, DG agreed to certain nondisclosure obligations with respect to the DG business and, for a period of five years, to certain non-competition obligations with respect to the DG business and certain non-solicitation obligations with respect to the employees, consultants, licensors, customers, suppliers and contractors of DG. Individuals receiving Profits Interest Units of Hickok Operating agreed to similar restrictions pursuant to the terms of the Award Agreement and Consent, Waiver and Release Agreements delivered at closing, as well as under the terms of the Amended and Restated Operating Agreement of Hickok Operating adopted in connection therewith.

The parties to the Transaction have made customary representations, warranties and covenants under the Asset Purchase Agreement. The representations, warranties and covenants set forth in the Asset Purchase Agreement have been made only for the purposes of such agreement and were solely for the benefit of the parties to the Asset Purchase Agreement, may be subject to limitations agreed upon by the contracting parties, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Accordingly, the Asset Purchase Agreement is included with this filing only to provide investors with information regarding the terms of the Transaction, and not to provide investors with any other factual information regarding the parties or their respective businesses, and should be read in conjunction with the disclosures in the Company's periodic reports and other filings with the Securities and Exchange Commission.

As of the date of the Transaction, shares of Preferred Stock of DG were owned by affiliates of Steven Rosen and Edward F. Crawford and Matthew V. Crawford, each of whom are shareholders of the Company and currently serve on the Board of Directors of the Company (the “Board”). Such entities are the holders of certain Convertible Promissory Notes of DG, which indebtedness is convertible into shares of capital stock of DG. In light of the foregoing, the Board authorized the formation of a Special Committee comprised of disinterested directors to review the terms of the Asset Purchase Agreement and authorize and approve the Transaction.

A copy of the Asset Purchase Agreement is attached as Exhibit 1.01 to this Current Report on Form 8-K and is incorporated in this Item 1.01 by reference. The foregoing description of the Asset Purchase Agreement is a summary, does not purport to be complete and is qualified in its entirety by reference to the full text of the Asset Purchase Agreement.

Item 7.01. Regulation FD Disclosure.

On April 22, 2019, the Company issued a press release announcing the Transaction. A copy of the Company’s press release is furnished as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description of Exhibit

1.01	Asset Purchase Agreement, entered into as of April 19, 2019, by and between Hickok Operating and DG.

99.1	Press Release, dated April 22, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HICKOK INCORPORATED

Date: April 23, 2019	/s/ Brian E. Powers
Name: Brian E. Powers
Its: Chairman, President and Chief Executive Officer

Exhibit Index

Exhibit No.	Description of Exhibit

1.01	Asset Purchase Agreement, entered into as of April 19, 2019, by and between Hickok Operating and DG.

99.1	Press Release, dated April 22, 2019.